Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces Pricing of $250 Million

Senior Note Offering by Subsidiary

PEMBROKE, Bermuda—March 12, 2010 – RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that its subsidiary, RenRe North America Holdings Inc., has agreed to sell in an underwritten public offering $250 million aggregate principal amount of 5.750% Senior Notes due 2020. The notes are guaranteed by RenaissanceRe Holdings Ltd. The Company expects to close the offering on or about March 17, 2010, subject to customary closing conditions.

RenaissanceRe Holdings Ltd. intends to use the net proceeds from the offering for general corporate purposes. The senior notes have been rated A3 by Moody’s Investors Service and A by Standard & Poor’s.

Banc of America Securities LLC and Citigroup Global Markets Inc. served as joint book-runners; Wells Fargo Securities, LLC served as joint lead manager; Barclays Capital Inc. and HSBC Securities (USA) Inc. served as co-managers for the offering.

The notes are being offered pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission (“SEC”). This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, or solicitation to buy, if at all, will be made solely by means of a prospectus and related prospectus supplement filed with the SEC. You may get these documents for free by searching the SEC on-line database at www.sec.gov. Alternatively, the joint book-runners will arrange to send you the prospectus if you request it by contacting Banc of America Securities LLC at 1-800-294-1322 or Citigroup Global Markets Inc. at 1-877-858-5407.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by the Company’s subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this press release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.

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INVESTOR CONTACT:	MEDIA CONTACT:

Rohan Pai	David Lilly or Dawn Dover
Director of Investor Relations	Kekst and Company
RenaissanceRe Holdings Ltd.	(212) 521-4800
(441) 295-4513